EXHIBIT 15.1

ACCOUNTANTS’ ACKNOWLEDGMENT

We hereby acknowledge our awareness of the use of our report dated August 6, 2014, included within the Quarterly Report on Form 10-Q of Universal Insurance Holdings, Inc. for the quarter ended June 30, 2014, in Registration Statement number 333-185484 on Form S-3 and Registration Statement numbers 333-163564, 333-174125, 333-181994 and 333-189122 on Form S-8.

Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered a part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ Plante & Moran, PLLC

August 6, 2014